Exhibit 99

Company Contacts:	Dr. Steven Tsengas, CEO
or
John G. Murchie, VP/Treasurer
(440) 354-6500
For Immediate Release
OurPet’s Releases Second Quarter Results
• Sales Increase 13%
• Profit Margin Increases
• Agreement with Bonybone S.A. de C.V. Signed
• Heather L. Novak appointed Vice President of Marketing

Fairport Harbor, OH – August 4, 2003: OurPet’s Company (OPCO OTCBB) today reported financial results for its second quarter and six months ended June 30, 2003. Net sales for the second quarter were $1,152,000, an increase of 13% compared to $1,023,000 for the prior year second quarter. Gross profit as a percent of net sales increased to 23% as compared to 22% in the prior year. The loss from operations was $81,000 compared to a loss from operations for the prior year of $126,000 for an improvement of $45,000 or 35%. Net loss for the quarter was $148,000 compared to a net loss for the prior year of $156,000 for an improvement of $8,000. The Net Loss for the second quarter 2003 includes a one time, special charge of $40,183 related to the liquidation of excess inventory. The second quarter 2002 results do not reflect any such special charges.

For the first half of 2003 net sales were $2,428,000, an increase of 24% compared to $1,959,000 for the prior year first half. Gross profit as a percent of net sales increased to 25% as compared to 21% in the prior year. The loss from operations for the first half decreased to $45,000 from a loss of $217,000 for an improvement of $172,000 or 79%. Net loss for the first half was $138,000 compared to a net loss for the prior year of $274,000 for an improvement of $136,000. As reported previously, the first half 2003 results include a special, one time charge of $40,183 related to the liquidation of excess inventory.

The following table summarizes financial highlights for the Second Quarter and Six Months:

	Second Quarter			Six Months
	2003	2002	Change	2003	2002	Change
Net Sales	$1,152,188	$1,022,648	+13%	$2,428,471	$1,958,515	+24%
Gross Profit	268,484	225,447	+19%	596,932	420,497	+42%
Loss From Operations	(81,369)	(125,738)	+35%	(45,034)	(217,312)	+79%
Net Loss	(148,263)	(155,690)	+5%	(138,124)	(273,684)	+50%
Loss Per Share*	(0.02)	(0.02)	—	(0.02)	(0.03)	+33%

*	Basic and diluted net loss per common share after dividend requirements for preferred stock.

Dr. Steven Tsengas, President and CEO of OurPet’s stated “In spite of soft general economic and consumer spending conditions, we were able to increase sales through expanding our product and customer base as well as through increased promotional efforts. Our customers have enthusiastically accepted our new products such as OurCat’s Choice Premium Cat Litter, Gourmet Gravy, Gourmet Spray and Butterfly Ball. We plan to continue such marketing efforts and new product introductions in the future.”

Dr. Tsengas added “During the quarter, OurPet’s achieved increases in profit margins by limiting the increase in cost of goods sold and selling, general and administrative expenses. Based upon the results for the six months, OurPet’s expects to meet its previously announced guidance projection for FY 2003 of $7,200,000 in gross revenues and $388,000 in pretax income.”

Ourpet’s recently signed a marketing agreement with Bonybone S.A. de C.V. of Mexico to market the proprietary Gourmet Rawhide Bone in the United States and Canada on an exclusive basis and on a non-exclusive basis the rest of the world. “We are very excited about this innovative, healthy product since it is primarily made of rawhide protein instead of starch and meat byproducts, helps clean and exercise the teeth and gums, is safe and long lasting and very palatable” said Dr. Tsengas. The Gourmet Rawhide Bone, along with the Gourmet Spray, Gravy, IcePudding and Supplements will significantly enhance OurPet’s offering of healthy consumable products. Approximately 90 percent of dog owners buy rawhide products for their dogs*. We are very please to be associated with OurPet’s and its strong international sales and marketing capability,” said Senor Angel Chahin Maluly, Director of Bonybone Operations.

Ms. Heather L. Novak has joined OurPet’s as Marketing Vice President. Novak received a BA in Chemistry and Psychology from Miami University, Oxford, OH and an MBA from Case Western Reserve University, Cleveland, OH. Prior to joining OurPet’s, Novak made significant contributions at The Sherwin-Williams Company as product development chemist, marketing manager and product manager. “Since my father is a veterinarian, I have been around pets all my life – I love them,” said Novak. “We are very pleased to have someone with Novak’s talents and passion for pets on our team,” commented Dr. Tsengas.

OurPet’s designs, produces and markets in the USA and overseas a broad line of innovative, high-quality accessory and consumable pet products. Investors and customers may visit www.ourpets.com for more information about the company and its products. The American Pet Products Manufacturers’ Association (APPMA) * survey estimates the U.S. market for pet products at $31 billion, with a long-term annual growth rate of 8-15 percent. The APPMA estimates that 64 million U.S. households report owing a pet, including 65 million dogs, 77.7 million cats and 17.3 million birds.

*	APPMA, 2002/2003 National Pet Owners Survey

- Financial Tables Follow -

Operating Results

Balance Sheets

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change, given the nature of projections, and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to manage its operating expenses and realize operating efficiencies, (2) the company’s ability to maintain and grow its sales with existing and new customers, or (3) the company’s ability to secure access to sufficient capital on favorable terms to manage and grow its business. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s periodic filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements and projections made in this news release.

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OURPET'S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(unaudited)

	For the Six Months Ended		For the Quarter Ended
	June 30,		June 30,
	2003	2002	2003	2002
Net sales	$2,428,471	$1,958,515	$1,152,188	$1,022,648
Less: Costs and expenses
Cost of goods sold	1,831,539	1,538,018	883,704	797,201
Selling, general and administrative expenses	641,966	637,809	349,853	351,185
Interest and other income and expense	40,178	(1,321)	40,181	(17)
Interest expense	52,912	57,693	26,713	29,969

Net loss	$(138,124)	$(273,684)	$(148,263)	$(155,690)

Basic and Diluted Loss Per Common Share After Dividend Requirements For Preferred Stock	$(0.02)	$(0.03)	$(0.02)	$(0.02)

CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2003	2002
	(unaudited)	(audited)
ASSETS
Cash and equivalents	$75,117	$36,434
Receivables, net	591,321	660,214
Inventories	1,644,255	1,702,847
Prepaid expenses	152,334	30,006

Total current assets	2,463,027	2,429,501
Property and equipment, net	831,547	806,054
Other	140,403	136,124

Total assets	$3,434,977	$3,371,679

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings and current maturities of long-term debt	$1,338,764	$1,410,399
Accounts payable	825,863	607,459
Accrued expenses	168,217	139,438

Total current liabilities	2,332,844	2,157,296
Long-term debt	179,868	153,994
Stockholders' equity	922,265	1,060,389

Total liabilities and stockholders' equity	$3,434,977	$3,371,679